Exhibit 99.3

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT is made effective as of the 27th day of December, 2016, by and between ACNB Corporation (the “Corporation”), ACNB Bank (the “Bank”) and David W. Cathell (“Executive”).

WHEREAS, the Bank and the Executive entered into an Employment Agreement dated April 17, 2009 (“Employment Agreement”);

WHEREAS, on October 4, 2010, Adams County National Bank was converted from a national banking association to ACNB Bank, a Pennsylvania state-chartered bank; and

WHEREAS, the Bank and the Executive wish to amend the Employment Agreement to reflect changes in the Executive’s title and to comply with Section 409A of the Internal Revenue Code of 1986, as amended.

NOW THEREFORE, in consideration of the covenants hereinafter set forth, and other good and valuable consideration, and intending to be legally bound hereby, the Parties agree that the Employment Agreement shall be amended by this First Amendment as follows:

1.                                      Section 2 shall be amended to read in its entirety:

Duties of Executive.  Executive shall serve as the Executive Vice President/ Treasurer & Chief Financial Officer of the Corporation and the Bank reporting only to the Boards of Directors of the Corporation and the Bank and the CEO of the Bank and the President & CEO of the Corporation or their designee.  Executive shall have such other duties and hold such other titles as may be given to him from time to time by the Boards of Directors of the Bank or the Corporation.

2.                                      Section 4(c) shall be amended to read in its entirety:

Notwithstanding the provisions of Section 4(a) of this Agreement, this Agreement shall terminate automatically upon Executive’s voluntary termination of employment (other than in accordance with Section 6 of this Agreement) for Good Reason.  The term “Good Reason” shall mean unless agreed to in writing by the Executive (i) the assignment of duties and responsibilities inconsistent with Executive’s status as Executive Vice President/Treasurer & Chief Financial Officer of the Corporation and the Bank, (ii) a reassignment which requires Executive to move his principal residence or his office more than fifty (50) miles from the Bank’s principal executive office immediately prior to this Agreement, (iii) any removal of the Executive from office or any adverse change in the terms and conditions of the Executive’s employment, except for any termination of the Executive’s employment, (iv) any reduction in the Executive’s Annual Base Salary as in effect on the date hereof or as the same may be increased from time to time, or (v) any failure of the Bank to provide the Executive with benefits at least as favorable as those enjoyed by the Executive during the Employment Period under any of the pension, life insurance, medical, health and accident, disability or other employee plans of the Bank, or the taking of any action that would materially reduce any of such benefits unless such reduction is part of a reduction applicable to all employees.

Executive shall, within ninety (90) days of the occurrence of any of the foregoing events, provide notice to the Bank of the existence of the condition and provide the Bank thirty (30) days in which to cure such condition.  In the event that the Bank does not cure the condition within thirty (30) days of such notice, Executive may resign from employment for Good Reason by delivering written notice (“Notice of Termination”) to the Corporation and the Bank.

If such termination occurs for Good Reason, then the Bank shall pay Executive an amount equal to and no greater than 2.99 times the Executive’s Agreed Compensation as defined in subsection (g) of Section 4, and shall be payable in thirty-six (36) equal monthly installments and shall be subject to federal, state and local tax withholdings.  In addition, for a period of two (2) years from the date of termination of employment, or until Executive secures substantially similar benefits through other employment, whichever shall first occur, Executive shall receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Executive during the two (2) years prior to his termination of employment, or, if the Bank cannot provide such benefits because Executive is no longer an employee, the Bank shall reimburse Executive in an amount equal to the monthly premium paid by him to obtain substantially similar employee benefits which he enjoyed prior to termination, subject to Code Section 409A if applicable.

3.                                      This First Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

4.                                      Except as amended by this First Amendment, the Employment Agreement shall continue in full force and effect.

5.                                      Unless otherwise defined in this First Amendment, defined terms shall have the meanings ascribed to them in the Employment Agreement.

IN WITNESS WHEREOF, the Parties, intending to be legally bound hereby, have caused this First Amendment to be duly executed in their respective names and, in the case of the Bank, by its authorized representative, effective on the day and year first above written.

ATTEST:	ACNB CORPORATION

/s/ Thomas A. Ritter	By	/s/ Frank Elsner III
Frank Elsner III
Chairman of the Board

ACNB BANK

/s/ Thomas A. Ritter	By	/s/ Frank Elsner III
Frank Elsner III
Chairman of the Board

WITNESS:	EXECUTIVE

/s/ Thomas A. Ritter	/s/ David W. Cathell
David W. Cathell